Contact:
Ann Minooka
Vice President, Corporate Communications
(408) 456-1962
ann.minooka@cypress.com

For Immediate Release

Cypress Board Member J. Daniel McCranie to Retire in 2019

SAN JOSE, Calif., November 8, 2018 - Cypress Semiconductor Corp. (NASDAQ: CY), a leader in embedded solutions, today announced that J. Daniel McCranie has informed the company of his decision to retire from the Board of Directors and not stand for re-election at the Company’s Annual Meeting of Stockholders in May 2019. Mr. McCranie will continue to serve on the Board of Directors until the election of directors at the 2019 Annual Meeting. He has served as a director since June of 2017 and previously served on Cypress’ Board of Directors from 2005 to 2014. From 2014 to 2015, he served as Executive Vice President of Sales and Applications at Cypress, and he was also employed in various positions with Cypress from 1993 to 2001.

“On behalf of the entire team at Cypress, I want to extend our most sincere thanks to Dan for his leadership and long service; his energy and passion are an inspiration to all of us,” said Hassane El-Khoury, Cypress’ president and chief executive officer, and a member of its Board of Directors. “Most people know Dan as a Board member, but I have had the pleasure of working alongside Dan in his role as Executive VP of Sales at Cypress, where at one time, he even implemented a PSoC® 4-based Morse code decoder just to prove to the (then) skeptical Cypress sales force just how easy it is for anyone, even a 70-year-old ex-engineer, to work with a PSoC MCU. He will always be a PSoC zealot in my book. I wish Dan all the best for his retirement after the 2019 annual stockholders meeting.”

“Over the past 25 years, in both my management roles and as Board Director at Cypress, our company has been able to transform from a memory-dominated semiconductor supplier into one of the premier embedded solutions leaders today,” said Mr. McCranie. “And, in the past decade, I have had the pleasure to witness Hassane’s transformation from a new product line executive to that of a strong, charismatic and effective CEO. And, more recently, I have enjoyed working with the new Cypress Board of Directors, under chairman Steve Albrecht’s leadership, to strengthen and rebuild a new, diverse Board that can provide strong guidance and support for management. It goes without saying that, on a personal level, I will miss working with so many exceptionally talented individuals here at Cypress, and it can also go without saying that I have full confidence in their continued success.”

“I have served on the Cypress Board with Dan since 2003,” said Steve Albrecht, Chairman of the Board of Directors. “He has always been an extremely valuable Board member and one from whom I have learned much about technology, corporate governance, and leadership. He has been a great example of shareholder stewardship and a wonderful friend. Since rejoining the Cypress Board in June 2017, Dan has been instrumental in improving our corporate governance practices, increasing diversity of the Board through the recruitment of three new Board members, and assisting in driving strategic direction aligned to our Cypress 3.0 strategy. These initiatives are critical to ensure the continued success of Cypress now and in the future. We will miss Dan very much and his tremendous willingness to always go the extra mile when he retires next year.”

About Cypress
Cypress is a leader in advanced embedded solutions for the world’s most innovative automotive, industrial, smart home appliances, consumer electronics and medical products. Cypress’ microcontrollers, wireless and USB-based connectivity solutions, analog ICs and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with the best support and development resources on the planet enabling them to disrupt markets by creating new product categories in record time. To learn more, go to www.cypress.com.

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